Exhibit 99.1

NEWS RELEASE

For more information, contact:

Steve Albright

Chief Financial Officer

(636) 733-1305

FOR IMMEDIATE DISTRIBUTION

Reliv International Reports Second-Quarter Financial Results for 2020

CHESTERFIELD, MO, August 14, 2020 – Reliv International, Inc. (NASDAQ:RELV), a developer and marketer of nutritional supplements that promote optimal health, today reported its financial results for the second quarter of 2020.

Reliv reported net sales of $8.0 million for the second quarter of 2020 compared with net sales of $8.3 million in the second quarter of 2019, a decrease of 2.9%. Net sales in the United States increased to $6.1 million in the second quarter of 2020, which represented a 3.1% increase in net sales when compared to the prior-year quarter. Net sales in Reliv’s foreign markets decreased 18.0% in the second quarter of 2020 compared with the prior-year quarter. All foreign markets experienced decreases in net sales, including decreases in net sales in Asia and Europe of 18.3% and 20.4%, respectively, in the second quarter of 2020. The decreases in foreign net sales were primarily the result of local business disruptions caused by COVID-19 pandemic.

Reliv reported a net loss for the second quarter of 2020 of $199,000 (loss per diluted share of $0.11) compared to a net loss of $388,000 (loss per diluted share of $0.22) in the second quarter of 2019. The loss from operations for the second quarter of 2020 was $277,000 compared to a loss from operations of $366,000 in the same period in 2019. Results from operations in the second quarter of 2020 improved from the prior-year quarter as selling, general and administrative expenses decreased by $188,000 to $3.5 million in the second quarter of 2020 compared to $3.7 million in the prior-year quarter; however, the decline in sales did not permit the Company to reach profitability in the quarter.

Net sales for the first six months of 2020 were $18.3 million, which represented a 3.1% increase compared to same period in 2019. Net sales in the United States increased by 7.0% and net sales in Reliv’s foreign markets decreased by 7.6% in the first half of 2020 compared with the first half of last year. Net sales in Reliv’s foreign markets decreased by 6.7% during the first half of 2020 when the impact of foreign currency fluctuation is removed.

Reliv reported net income of $463,000, or $0.27 per diluted share in the first six months of 2020, compared to net income of $236,000 or $0.13 per diluted share in the same period of 2019. The improvement in the first six months of 2020 is the result of the increase in sales and resulting gross margin, coupled with the income tax benefit in the first quarter of 2020 generated by the net operating loss carryback of $225,000 provided under the CARES Act.

Reliv had cash and cash equivalents of $2.7 million as of June 30, 2020, compared to $1.6 million as of December 31, 2019. Net cash generated by operating activities was $222,000 in the first six months of 2020.

As of June 30, 2020, Reliv had 25,490 active Distributors – an increase of 0.6% from June 30, 2019. The number of Master Affiliates increased by 5.7% compared to the year-ago total, driven by the growth in Master Affiliates in Asia of 48.9%. Master Affiliate is the level at which Distributors are eligible to earn generation royalties. As of June 30, 2020, Reliv had 13,020 retail customers and Preferred Customers in total – a decrease of 12.6% from June 30, 2019. The actual number of customers is much higher as many Distributors (approximately 74% in the U.S.) join Reliv to purchase our products at a discount and do not participate in the business opportunity and the count also does not include those customers that buy product directly from distributors rather than from the Company.

“In spite of the obstacles created by the COVID-19 pandemic, our business showed its resiliency during the second quarter of 2020,” commented Ryan A. Montgomery, Chief Executive Officer. “We were able to generate a modest increase in sales in the United States as our company and distributors continue to adapt our business model and use of technology to the ‘new normal’ of life during these challenging times.”

“We continue to enhance our online tools for distributors for their outreach to new potential customers and distributors, as well our communications with our distributors through the use of Zoom video calls, online training videos, and other features available through our Reliv mobile app,” Montgomery added.

In place of its traditional U.S. distributor conference originally planned to be held in St. Louis in late July, Reliv will instead host a world-wide online conference on August 28-29. Registration is free to all distributors and registered customers. “We are well into the process of creating the content for this first-ever virtual Reliv conference, with portions of the conference targeted to our markets in Asia-Pacific and Europe. We are excited by the opportunity of reaching out to a much larger audience, not only in the United States, but all over the Reliv world.”

In international operations, net sales in all foreign markets decreased as local COVID-19 guidelines were generally more restrictive than those in the United States. “After a difficult April in our foreign markets, we saw steady improvements each month as the restrictions eased,” noted Montgomery. “We are hopeful for a full recovery of our foreign operations overall in the coming months as people see the value of our products and in the home-based business opportunity that Reliv provides.”

About Reliv International, Inc.

Reliv International, based in Chesterfield, MO, develops and markets nutritional supplements that promote optimal nutrition. Reliv supplements address core nutrition, targeted solutions and overall wellness and now include a line of RLV hemp extracts. Reliv is the exclusive provider of LunaRich® products, which optimize levels of lunasin, a soy peptide that works at the epigenetic level to promote optimal health. The company sells its products through an international network marketing system of independent distributors in 13 countries. Learn more about Reliv at reliv.com, or on Facebook, Twitter or Instagram.

Statements made in this news release that are not historical facts are “forward-looking” statements (as defined in the Private Securities Litigation Reform Act of 1995) that involve risks and uncertainties and are subject to change at any time. These forward-looking statements may include, but are not limited to, statements containing words such as “may,” “should,” “could,” “would,” “expect,” “plan,” “anticipate,” “believe,” “estimate,” “predict,” “potential,” “continue” or similar expressions. Factors that could cause actual results to differ are identified in the public filings made by Reliv with the Securities and Exchange Commission. More information on factors that could affect Reliv’s business and financial results are included in its public filings made with the Securities and Exchange Commission, including its Annual Report on Form 10-K and Quarterly Reports on Form 10-Q, copies of which are available on the Company’s web site, reliv.com.

--FINANCIAL HIGHLIGHTS FOLLOW –

Reliv International, Inc. and Subsidiaries

Condensed Consolidated Balance Sheets
	June 30	December 31
	2020	2019
	(Unaudited)	(Audited)
Assets
Current Assets:
Cash and cash equivalents	$2,730,672	$1,630,779
Accounts receivable, less allowances of $5,000 in 2020 and 2019	279,920	107,369
Notes & accounts receivables & deposits - related parties	889,022	1,099,228
Inventories	3,028,031	2,701,688
Other current assets	855,741	326,454

Total current assets	7,783,386	5,865,518

Notes & accounts receivables - related parties	2,361,910	2,418,921
Other assets	2,431,384	2,581,717
Net property, plant and equipment	4,281,323	4,440,840

Total Assets	$16,858,003	$15,306,996

Liabilities and Stockholders' Equity

Accounts payable, accruals & other current liabilities	$3,741,717	$3,489,157
Long-term debt - current	833,649	500,000
Long-term debt, less current portion	528,351	-
Other noncurrent liabilities	242,771	216,196
Stockholders' equity	11,511,515	11,101,643

Total Liabilities and Stockholders' Equity	$16,858,003	$15,306,996

Consolidated Statements of Operations
	Three months ended June 30		Six months ended June 30
	2020	2019	2020	2019
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
Product sales	$7,371,162	$7,603,041	$16,919,979	$16,414,038
Freight income	446,707	479,881	1,004,802	999,822
Other revenue	198,691	174,091	374,444	332,657

Net Sales	8,016,560	8,257,013	18,299,225	17,746,517

Costs and expenses:
Cost of goods sold	2,202,488	2,268,992	4,857,331	4,702,723
Distributor royalties and commissions	2,590,078	2,665,093	5,918,533	5,782,665
Selling, general and administrative	3,501,104	3,688,944	7,278,786	7,428,472

Total Costs and Expenses	8,293,670	8,623,029	18,054,650	17,913,860

Income (loss) from operations	(277,110)	(366,016)	244,575	(167,343)

Other income (expense):
Interest income	39,048	46,218	78,710	95,480
Interest expense	(7,933)	(10,075)	(14,038)	(15,487)
Other income (expense):	100,938	4,768	30,032	(660)
Gain on sale of fixed assets	-	-	-	434,549

Income (loss) before income taxes	(145,057)	(325,105)	339,279	346,539
Provision (benefit) for income taxes	54,000	63,000	(124,000)	111,000

Net income (loss)	$(199,057)	$(388,105)	$463,279	$235,539

Earnings (loss) per common share - Basic & Diluted	$(0.11)	$(0.22)	$0.27	$0.13
Weighted average shares	1,746,000	1,746,000	1,746,000	1,746,000

Reliv International, Inc. and Subsidiaries

Net sales by Market
(in thousands)	Three months ended June 30,				Change from
	2020		2019		prior year
	Amount	% of Net Sales	Amount	% of Net Sales	Amount	%

United States	$6,088	75.9%	$5,905	71.5%	$183	3.1%
Australia/New Zealand	119	1.5%	132	1.6%	(13)	-9.8%
Canada	126	1.6%	140	1.7%	(14)	-10.0%
Mexico	125	1.6%	153	1.8%	(28)	-18.3%
Europe	602	7.5%	756	9.2%	(154)	-20.4%
Asia	957	11.9%	1,171	14.2%	(214)	-18.3%

Consolidated Total	$8,017	100.0%	$8,257	100.0%	$(240)	-2.9%

Net sales by Market
(in thousands)	Six months ended June 30,				Change from
	2020		2019		prior year
	Amount	% of Net Sales	Amount	% of Net Sales	Amount	%

United States	$13,930	76.1%	$13,016	73.4%	$914	7.0%
Australia/New Zealand	289	1.6%	309	1.7%	(20)	-6.5%
Canada	285	1.6%	340	1.9%	(55)	-16.2%
Mexico	253	1.4%	289	1.6%	(36)	-12.5%
Europe	1,564	8.5%	1,695	9.6%	(131)	-7.7%
Asia	1,978	10.8%	2,098	11.8%	(120)	-5.7%

Consolidated Total	$18,299	100.0%	$17,747	100.0%	$552	3.1%

Reliv International, Inc. and Subsidiaries

Retail and Preferred Customers/Active Distributors/Master Affiliates and Above by Market

	As of 6/30/2020
	Retail Customers	Preferred Customers	Active Distributors	Total Customers and Distributors	Master Affiliates and Above

United States	3,650	1,740	17,370	22,760	1,950
Australia/New Zealand	50	240	660	950	80
Canada	90	20	450	560	70
Mexico	30	110	1,110	1,250	80
Europe	710	580	1,610	2,900	270
Asia	1,050	4,750	4,290	10,090	700

Consolidated Total	5,580	7,440	25,490	38,510	3,150

	As of 6/30/2019
	Retail Customers	Preferred Customers	Active Distributors	Total Customers and Distributors	Master Affiliates and Above

United States	3,730	1,540	17,750	23,020	1,980
Australia/New Zealand	40	230	680	950	70
Canada	90	30	500	620	60
Mexico	10	90	1,100	1,200	100
Europe	810	820	1,710	3,340	300
Asia	2,690	4,810	3,610	11,110	470

Consolidated Total	7,370	7,520	25,350	40,240	2,980

	Change in %
	Retail Customers	Preferred Customers	Active Distributors	Total Customers and Distributors	Master Affiliates and Above

United States	-2.1%	13.0%	-2.1%	-1.1%	-1.5%
Australia/New Zealand	25.0%	4.3%	-2.9%	0.0%	14.3%
Canada	0.0%	-33.3%	-10.0%	-9.7%	16.7%
Mexico	200.0%	22.2%	0.9%	4.2%	-20.0%
Europe	-12.3%	-29.3%	-5.8%	-13.2%	-10.0%
Asia	-61.0%	-1.2%	18.8%	-9.2%	48.9%

Consolidated Total	-24.3%	-1.1%	0.6%	-4.3%	5.7%

The table above sets forth, as of June 30, 2020 and 2019, the number of our Retail Customers/Preferred Customers/Active Distributors and Master Affiliates and above.  The total number of active distributors includes Master Affiliates and above. We define an active retail or preferred customer as one that has placed a product order in the prior twelve months, and we define an active distributor as one that enrolls as a distributor or renews his or her distributorship during the prior twelve months. Many individuals join Reliv as distributors to obtain our products at a discount (approximately 74% of distributors in the United States) and may not participate in the Reliv business opportunity. Master Affiliates and above are distributors that have attained the highest level of discount and are eligible for royalties generated by Master Affiliate groups in their downline organization.